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                                                                 Exhibit 99




Analyst contact:
Dennis E. McDaniel
Vice President of Strategic Planning and Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For release at 1:30 p.m. EDT on Sept. 30, 2004


              The Ohio Casualty Insurance Company Commercial Lines
              ----------------------------------------------------
                     Executive to Pursue Other Opportunities
                     ---------------------------------------


FAIRFIELD, OHIO, SEPTEMBER 30, 2004 -- Ohio Casualty Corporation (NASDAQ:
OCAS) has announced that Jeffery L. Haniewich, executive vice president and chief operating officer of the Commercial Lines Division of The Ohio Casualty Insurance Company, has left to pursue other career opportunities. The company has commenced a search for a successor.

Mr. Haniewich, 57, joined Ohio Casualty in 1998 as regional vice president of the Raleigh (NC) Regional Office. He had been in his most recent position since 2001.

President of Insurance Operations Elizabeth M. Riczko stated: "Jeff has been an integral part of the development and execution of our strategy. We thank Jeff for his contributions to achieving improved results for the company and wish him the best of luck in his future endeavors."

Chief Executive Officer Dan R. Carmichael added: "We appreciate the positive role Jeff played in achieving our turnaround. We remain on target to achieve our strategic objectives."


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Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Groupsm. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 48th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2004). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.6 billion as of June 30, 2004.



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